SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          DATE OF REPORT: November 14, 2001

                                JORE CORPORATION

                000-26889                         81-0465233
        (Commission File Number)        (IRS Employer Identification No.)

                             A Montana Corporation

                    45000 Highway 93 South, Ronan, MT 59864

                                  406/676-4900

Item 5.  Other Events.

     On May 22, 2001, Jore Corporation (the "Company") filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code") in the District of Montana. On November 8, 2001, the Company filed a motion with the Bankruptcy Court to approve the sale of substantially all of its assets to NCA Tool Holdings, Inc., a Delaware corporation ("Buyer") pursuant to an Asset Purchase Agreement (the "Agreement") dated September 28, 2001, as amended. The Company has requested a hearing date of December 13, 2001 to be held essentially concurrently with a hearing on the confirmation of Debtor's Plan of Reorganization, as amended, and other related hearings.

     Pursuant to the Agreement, the Company will sell to Buyer substantially all of the Company's assets for an aggregate purchase price of $61,058,000, subject to certain adjustments as further described in the Agreement, of which $27,300,000 is payable in cash at the closing and $33,758,000 is payable pursuant to certain promissory notes to be delivered to the Company at the closing and Buyer's assumption of certain of the Company's obligations, including current obligations not to exceed $5,158,000.

     Under the Agreement, the transaction will be implemented through a sale under section 363 of the Bankruptcy Code, and will be subject to higher and better offers as a result of a Bankruptcy Court-authorized bidding process and to final approval of the Bankruptcy Court. In addition, the Agreement is subject to other closing conditions, including Buyer's receipt of accounts receivable and inventory financing. Under the Order Establishing Overbidding Procedures and Approving Breakup Fee entered by the Bankruptcy Court on September 13, 2001, by entering into the Agreement, Buyer is entitled to a break-up fee of $250,000 and reimbursement of certain expenses if the transaction described in the Agreement is not consummated because (1) the Bankruptcy Court approves the sale of the Company and/or its assets to another buyer as a result of the overbid process and such other buyer closes the sale, or (2) the Company confirms a plan of reorganization that does not contemplate such a sale.

     The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the copy of the Agreement filed as
Exhibit 2.1 hereto.


Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

       (c)  Exhibits

            Exhibit No.                             Description
                2.1 Asset Purchase Agreement, effective September 28, 2001, by and between Jore Corporation and NCA Tool Holdings, Inc., as amended on October 12, 2001, October 31, 2001 and November 2, 2001.


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. JORE CORPORATION


        November 14, 2001                    By:  /s/ Mick Quinlivan
                                                      Mick Quinlivan
                                             C        Chief Financial Officer